UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  August 7, 2007

GOLF TRUST OF AMERICA, INC.

(Exact Name of Registrant as Specified in Its Charter)

Maryland

(State or Other Jurisdiction of Incorporation)

000-22091	33-0724736
(Commission File Number)	(IRS Employer Identification No.)

10 North Adger’s Wharf, Charleston, South Carolina	29401
(Address of Principal Executive Offices)	(Zip Code)

(843) 723-4653

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.  Other Events.

Possible Change in Business Strategy

As previously reported, on July 16, 2007, Golf Trust of America, Inc. (the “Company”), GTA-IB, LLC, Golf Trust of America, L.P., GTA-IB Golf Resort, LLC, GTA-IB Condominium, LLC and GTA-IB Management, LLC completed the sale of the business of the Innisbrook Resort and Golf Club (the “Innisbrook Resort”) and all of GTA-IB Golf Resort, LLC’s equity interest in Golf Host Securities, Inc. to Salamander Innisbrook Securities, LLC, Salamander Innisbrook Condominium, LLC and Salamander Innisbrook, LLC pursuant to the Asset Purchase Agreement dated June 25, 2007 (the “Innisbrook Transaction”).  In addition, upon the closing of the Innisbrook Transaction, the Company exercised its option to purchase all 800,000 shares of the Company’s Series A Cumulative Convertible Redeemable Preferred Stock held by AEW Targeted Securities Fund, L.P. (“AEW”) pursuant to the Option Agreement, dated June 25, 2007, by and between the Company and AEW (the “AEW Option”).

Following the sale of the Innisbrook Resort and the exercise of the AEW Option, the only remaining assets of the Company are (a) cash, (b) the Company’s interest in certain proceeds from the sale of Parcel F, a tract of undeveloped land located within the Innisbrook Resort, (c) certain holdbacks and escrowed funds related to the Innisbrook Transaction, and (d) the Stonehenge Golf Courses, two private courses located in Columbia, South Carolina.

Since May 22, 2001, the Company has operated under a stockholder approved Plan of Liquidation (the “Plan”) pursuant to which it has successfully sold 33 of the 34 properties owned by the Company on that date.  The Board of Directors of the Company (the “Board”) now believes that it is in the best interests of the stockholders of the Company to actively consider and pursue alternative business strategies in order to maximize stockholder value (“Alternative Strategies”).

The Board and management currently are working together to develop a recommended Alternative Strategy.  The recommended Alternative Strategy could include, among other things, the pursuit of acquisitions, a sale of the Company or certain of its assets, mergers, joint ventures or other business combinations and partnerships.  It is expected that the recommended Alternative Strategy would focus on ways to extract value by capitalizing on existing strengths, such as the potential tax benefits from the Company’s net operating loss carryforwards.

The Board is actively developing a proposal to restructure both the existing management team and the composition of the Board itself to align respective skills to ensure optimum consideration and implementation of a recommended Alternative Strategy.

The implementation of an Alternative Strategy by the Company would be inconsistent with the Plan and would require that the Plan be terminated.  Based on its recent deliberations, the Board expects to submit to the stockholders of the Company as soon as practical in the third quarter of 2007 a proposal to terminate the Plan (the “Termination Proposal”).

The Board expects that the Termination Proposal would include a description of the recommended Alternative Strategy, any proposed changes to the composition of management and the Board and related information.  The Board expects that the Termination Proposal would describe the types of transactions to be pursued and the process to be followed to identify and evaluate potential transactions, but would not reference any specific potential business combinations or other transactions.  In the event that the stockholders approve the Termination Proposal, the Board expects that any potential transactions would be presented subsequently to the stockholders for consideration and approval as they may be identified and as may be appropriate under applicable law.

In the event that the stockholders do not approve the Termination Proposal, the Plan would remain in place, and the Company would continue to implement the Plan.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GOLF TRUST OF AMERICA, INC.
(Registrant)

Date: August 7, 2007	By:	/s/ W. Bradley Blair, II
W. Bradley Blair, II
President and Chief Executive Officer